Exhibit 99.3

86 21 2356 0288 86 21 2356 0299 www.cninsights.com

Date: June 1, 2021

Dingdong (Cayman) Limited

Building 6, 500 Shengxia Road,

Shanghai, 200125

People’s Republic of China

Re: Dingdong (Cayman) Limited

Ladies and Gentlemen,

We understand that Dingdong (Cayman) Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports, market surveys and their respective amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports, market surveys and their respective amendments thereto, in the Registration Statement and any amendments thereto, in any written correspondence with the SEC, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

86 21 2356 0288 86 21 2356 0299 www.cninsights.com

Yours faithfully

For and on behalf of China Insights Industry Consultancy Limited

/s/ Lise Feng
Name: Lisa Feng
Title: Partner